Exhibit (k)(17)

AMENDMENT

TO

ACCOUNTING SERVICES AGREEMENT

This Amendment ("Amendment") dated November 19, 2019 by and between each of the registrants set out on Schedule I to the Agreement (as defined below) (each, a "Fund" and collectively, the "Funds") and The Bank of New York Mellon (as assigned from BNY Mellon Investment Servicing (US) Inc. on or about June 30, 2017) ("BNY Mellon").

BACKGROUND:

A.	BNY Mellon and Virtus Total Return Fund Inc. (formerly, Virtus Total Return Fund) entered into an Accounting Services Agreement dated as of December 9, 2011, as amended (the "Agreement") relating to BNY Mellon's provision of accounting services.

B.	A Joinder Agreement and Amendments to Accounting Services Agreement were entered into among the parties on September 7, 2016, December 2, 2016, and June 16, 2017, for the purpose of amending the Agreement and adding certain Funds, including Virtus Global Dividend & Income Fund Inc.

C.	Virtus Total Return Fund Inc. reorganized with and into Virtus Global Dividend & Income Fund Inc. and the surviving Fund was renamed Virtus Total Return Fund Inc. effective November 18, 2019.

D.	The parties desire to amend the Agreement as set forth herein.

E.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	The former Virtus Total Return Fund Inc. is hereby removed as a party to the Agreement as of its reorganization with and into the new Virtus Total Return Fund Inc. (formerly, Virtus Global Dividend and Income Fund Inc.).

2.	Schedule I to the Agreement is hereby deleted and replaced in its entirety with Schedule I attached hereto.

3.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

VIRTUS TOTAL RETURN FUND INC. (formerly, VIRTUS GLOBAL DIVIDEND & INCOME FUND INC.)

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	Vice President and Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Donald Brophy
Name:	Donald Brophy
Title:	Vice President

SCHEDULE I

FUNDS

(Amended and Restated as of November 18, 2019)

Virtus Total Return Fund Inc. (formerly, Virtus Global Dividend & Income Fund Inc.)